Exhibit 99.1

ATI Names Chief Human Resources Officer

PITTSBURGH--(BUSINESS WIRE)--October 23, 2014--Allegheny Technologies Incorporated (NYSE:ATI) announced today that Elizabeth C. Powers has been named ATI’s Senior Vice President, Chief Human Resources Officer, effective November 1, 2014. In this new executive leadership position, Ms. Powers will lead the integration, alignment and coordination of ATI’s global human resources activities including talent acquisition, training and development; compensation and benefits; policies and processes; labor relations; and diversity and inclusion programs. Ms. Powers will report to Richard J. Harshman, ATI’s Chairman, President and CEO, and will be a member of ATI’s Executive Council. She will be based at ATI’s Corporate Headquarters in Pittsburgh, PA.

“As we continue to move ATI forward as an aligned and integrated specialty materials and components company, the ATI Chief Human Resources Officer position will be focused on developing, enhancing, and implementing leading human resources policies and processes in an efficient and consistent manner across ATI’s global operations,” said Rich Harshman. “Beth will be responsible for driving best practices and innovation focused on supporting ATI’s talent acquisition and development, profitable growth initiatives, and improved efficiencies. Beth has strong and broad leadership experience in human resources and labor relations. She has led and developed a global human resources organization and has implemented policies and processes designed to achieve world-class competencies in talent management, leadership and organizational development, compensation and benefits planning, and administration.”

Beth Powers has 28 years of experience in human resources. Most recently, she was Vice President, Human Resources and Chief Administrative Officer for Dresser-Rand Group, Inc. Prior to Dresser-Rand, Beth spent 16 years with Ingersoll Rand where she served in human resources and labor relations leadership positions with increasing responsibilities. Ms. Powers has a B.S., Industrial and Labor Relations from Cornell University, Ithaca, New York.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.1 billion for the twelve months ended September 30, 2014. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004